As filed with the Securities and Exchange Commission on December 4, 1997
                                                  Registration No.______

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                      --------------------------
                              FORM S-8

                        REGISTRATION STATEMENT
                               UNDER
                      THE SECURITIES ACT OF 1933
                      --------------------------

                     FOOD TECHNOLOGY SERVICE, INC.
             (Exact name of issuer as specified in its charter)

        FLORIDA                                              59-2618503
       ----------                                            ----------
(State of Incorporation)                                  (I.R.S. Employer)

                       502 Prairie Mine Road
                      Mulberry, Florida 33860
               (Address of Principal Executive Offices)

           1992 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN
           --------------------------------------------------
                        (Full title of the plan)

                            E.W. (Pete) Ellis
                       Food Technology Service, Inc.
                           502 Prairie Mine Road
                          Mulberry, Florida 33860
                          Telephone: (941)425-0039
     (Name, Address, including Zip Code and Telephone Number, including Area
                            Code, of Agent for Service)
                       ------------------------------

                                Copy to:
                         WILLIAM J. SCHIFINO, ESQ.
                         SCHIFIN0 & FLEISCHER, P.A.
                               Suite 2700
                           One Tampa City Center
                            Tampa, Florida 33602
                       ------------------------------
         Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the effective date of the Registration Statement.
                       ------------------------------

                      CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                      Proposed      Proposed
                       Amount        Maximum          Maximum       Amount of
Title of Securities    to be       Offering Price    Aggregate     Registration
 to be Registered    Registered (1) Per Share (2)  Offering Price       Fee
-------------------------------------------------------------------------------
Common Stock, $01     150,000 shs    $5.875           $881,250        $268.00
par value
-------------------------------------------------------------------------------
(1) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration as provided by the Plan.
(2) Based on the average of the high and low prices reported on the Nasdaq Bulletin Board on November 28, 1997.

                                  PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  Incorporation of Documents by Reference.

     By this reference, the following documents filed or to be filed by Food Technology Service, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

    b(1) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed pursuant to
            Section 13 of the Securities Exchange Act of 1934, as amended.

    b(2) Proxy Statement dated June 23, 1997 filed in connection with the Company's Annual Meeting of Shareholders held July 14, 1997.

    b(3) All documents filed by the Company with the Commission subsequent to the date of this Registration Statement under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated into and made a part of this Registration Statement from the date of filing of such documents with the Commission.

     (c) The Company's Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of Common Stock, $.01 par value. The holders of the shares of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Such holders may not cumulate votes in the election of directors. The holders of Common Stock are entitled to receive such dividends as may lawfully be declared by the Board of Directors out of funds legally available therefor and to share pro rata in any other distribution to the holders of Common Stock. The holders of Common Stock are entitled to share ratably in the assets of the Company remaining after the payment of liabilities in the event of any liquidation, dissolution or winding up of the affairs of the Company. There are no preemptive rights, conversion rights, redemption or sinking fund provisions or fixed dividend rights with respect to Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued in this offering, upon payment therefor, will be fully paid and non-assessable.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the Common Stock issuable under the Company's 1992 Incentive and Non-Statutory Stock Option Plan will be passed upon for the Company by Schifino & Fleischer, P.A., Tampa, Florida.

Item 6.  Indemnification of Directors and Officers.

     The Company has authority under applicable provisions of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided under such Act. The Company's Bylaws provide indemnification provisions for the benefit of the Company's directors and officers. See Item 8,
Exhibit 3(f).

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The exhibit numbers on the following list correspond to the numbers in the exhibit table required pursuant to Item 601 of Regulation SB:

Exhibit
Number                            Description
-------                           -----------

3(a) Articles of Incorporation incorporated by reference to Exhibit 3(a) of the Company's Registration Statement (File No. 33-36838-A) ordered effective May 9, 1991.

3(b)       Amendment to the Company's Articles of Incorporation effective
           July 22, 1991.

3(c)       Amendment to the Company's Articles of Incorporation effective
           June 17, 1992.

3(d)       Amendment to the Company's Articles of Incorporation effective
           June 22, 1994.

3(e) Amendment to the Company's Articles of Incorporation effective December 1, 1997.

3(f) By-Laws incorporated by reference to Exhibit 3(b) of the Company's Registration Statement (File No. 33-36838-A) ordered effective
           May 9, 1991.

4(a) 1992 Incentive and Non-Statutory Stock Option Plan incorporated by reference to Exhibit 4 of the Company's Registration Statement (File No. 33-36838-A) ordered effective May 9, 1991.

5          Opinion of Schifino & Fleischer, P.A.

23(a)      Consent of Schifino & Fleischer, P.A. See Exhibit 5.

23(b)      Consent of John J. Faircloth, C.P.A.

Item 9.  Undertakings.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES
                               ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Tampa and State of Florida, on the 24th day of November, 1997.

                                        FOOD TECHNOLOGY SERVICE, INC.


                                        By:  /s/ E.W. (Pete) Ellis
                                           -------------------------
                                            E.W. (Pete) Ellis
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                    Title                        Date
      ---------                    -----                        ----


/s/ E.W. (Pete) Ellis
------------------------
E. W. (Pete) Ellis            Chief Executive Officer     November 24, 1997
                                    and Director

/s/ Harley W. Everett
------------------------
Harley W. Everett             Chief Financial Officer     November 24, 1997

/s/ Frank M. Fraser
------------------------
Frank M. Fraser                      Director             November 24, 1997

/s/ Geoff Marott
------------------------
Geoff Marott                         Director             November 24, 1997

/s/ Paul O'Neill
------------------------
Paul O'Neill                         Director             November 24, 1997

/s/ Gordon H. Shirah, II
------------------------
Gordon H. Shirah, II                 Director             November 24, 1997
